nStor Technologies, Inc.
Exhibit 11
Statement Regarding Computation of Per Share Earnings
For the Years Ended December 31, 2003, 2002 and 2001

Weighted Average Common Shares Considered Outstanding:

		Outstanding Common Shares		Weighted Average Shares

2003 Period

January 1, 2003 – March 27, 2003		142,076,947		33,475,664
March 28, 2003 – May 31, 2003		153,091,995		27,262,958
June 1, 2003 – June 12, 2003		153,391,995		5,043,024
June 13,2003 – July 30, 2003		164,058,662		21,574,838
July 31, 2003 – September 10, 2003		164,188,793	(a)	18,883,551
September 11, 2003 – September 11, 2003		164,912,106		451,814
September 12, 2003 – December 31, 2003		165,067,838	(a)	50,194,105

				156,885,954

(a) The number of outstanding shares changed on several dates during the period; however, for simplicity, each change date is not listed.

Net loss	($5,988,000)

Basic and diluted net loss per common share	($.04)

2002 Period

January 1, 2002 – January 22, 2002		114,603,144		6,907,587
January 23, 2002 – June 6, 2002		115,049,920		42,552,710
June 7, 2002 – October 7, 2002		137,549,920		46,352,439
October 8, 2002 – December 31, 2002		142,076,947		33,086,412

				128,899,148

Net loss	($7,984,000)

Basic and diluted net loss per common share	($.06)

2001 Period

January 1, 2001 – May 16, 2001		35,478,489		13,219,383
May 17, 2001 – October 27, 2001		35,719,022		16,049,094
October 28, 2001 – November 19, 2001		37,719,022		2,376,815
November 20, 2001 – December 31, 2001		114,603,144		13,,187,211

				44,832,503

Net loss	($18,518,000)

Basic and diluted net loss per common share	($.41)